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Dear Fellow Employee Stockholders:

The proxy tabulator for our company's stock is reporting that less than 50% of the outstanding shares in the Neuberger Berman Employee Defined Contribution Stock Incentive Plan Trust have been voted. While better percentages have been reported for the Wealth Accumulation Plan and the Employee Stock Purchase Plan, they still are below where I had hoped they would be at this point in time. As you know, the Trust holds all of the stock that was awarded to many of you when we went public almost two years ago. The WAP and ESPP are voluntary programs open to all eligible employees.

I urge you to make your voice heard with respect to the shares that you own through the Trust, the WAP and the ESPP. As employees as well as stockholders, we must set the example for our public stockholders that voting shares is important. A high level of participation from our employees will demonstrate to the public that we are committed to the future of Neuberger Berman. As an employee and stockholder myself, I believe and sincerely hope that by the Stockholder Meeting of May 10th, a far higher percentage of votes will have been cast by the beneficiaries of the Trust and the participants of the Plans.

For those of you with shares in the Trust, the instruction card indicates that we must have your vote by 5:00 PM on April 20th. We are extending that deadline until 5:00 PM ON MAY 2ND.

For those of you with shares in the WAP/ESPP, we hope you will vote before the 5:00 PM, MAY 9TH deadline indicated on your proxy card.

To ensure that your votes are received timely and are counted, please use the control number which appears on the cards and follow the instructions to cast your vote by telephone or the Internet. Finally, let me remind you that all the votes are tabulated by an outside firm and management does not receive any information on how any individual voted.